                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of January 29, 1999, between Nextel Partners Operating Corp., a Delaware corporation (the "Company"), and John D. Thompson ("Executive"). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in Section 9 or as otherwise set forth below.

                  WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment (this "Agreement"), and Executive desires to accept such employment and enter into this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. (a) Agreement to Employ. Upon the terms and subject to the conditions hereof the Company shall employ Executive as Chief Financial Officer and Treasurer of the Company until the Expiration Date (as defined in Section 1(b)), any date to which this Agreement shall have been extended pursuant to
Section 1(b) or any earlier termination of this Agreement pursuant to Section
6. Executive's office shall be located in the Seattle, Washington metropolitan area. The Company agrees and acknowledges that Executive may, consistent with this Agreement and his responsibilities hereunder, devote time to other business activities; provided, that such other business activities do not materially interfere with the performance of Executive's duties hereunder. Executive will disclose such activities to the Board of Directors of the Company (the "Board") from time to time as the Board may request.

                  (b) Employment Period. Unless earlier terminated pursuant to
Section 6, the initial term of Executive's employment with the Company shall be for a period of four years, commencing on the date of this Agreement and continuing until January 29, 2003 (the "Expiration Date"). The term of this Agreement may be extended by the Company for successive one-year terms commencing on the Expiration Date by providing Executive notice of such election not less than 60 days prior to the Expiration Date or the scheduled expiration date of any renewal term.

2. Responsibility. Executive shall be responsible for supervising the establishment, maintenance and operation of all financial and accounting functions at the Company and for such other duties commensurate with his position that may be assigned from time to time by the Board or (to the extent not inconsistent with the duties assigned to him by the Board) by the chief executive officer of the Company. Executive shall report directly to the chief executive officer of the Company and shall be subject to the overall supervision of the Board.

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3. Compensation and Benefits.

(a) Salary and Bonus.

(i) The Company shall pay Executive a base salary in the annual amount of $150,000 payable in accordance with the Company's normal payroll practices.

(ii) The Company shall (subject to the Board's review and approval) establish a performance based program pursuant to which Executive shall receive, if performance targets are met, an additional annual cash payment of up to forty percent (40%) of Executive's then current base salary (or such higher amount as the Board may approve), and shall offer to Executive a benefits package equivalent to that provided to the Company's other senior executives.

(iii) In addition to the amounts payable pursuant to paragraphs (i) and (ii) above, in recognition of Executive's services prior to the date hereof, the Company will on the date of the Closing make a lump sum payment to Executive in the amount of $87,500.

(iv) Upon completion of the Required Build on or before the Scheduled Completion Date, the Compensation Committee of the Board shall review Executive's base salary and bonus payment in light of the performance of Executive and the Company, and may, in its discretion, increase (but not decrease) such base salary and bonus payment by an amount it determines to be appropriate.

(v) If this Agreement is renewed by the Company upon expiration of the initial four-year term, Executive's base salary and bonus payment will be recalculated so as to place them at levels that are comparable to prevailing market rates, based on the overall compensation packages of executives holding comparable positions in similarly situated companies (which shall include consideration of Executive's equity compensation arrangements in comparison to those of executives holding comparable positions in similarly situated companies).

(vi) In order to induce Executive to enter into this Agreement, the Company will on the date of the Closing, pursuant to an Option Agreement in the form attached as Exhibit A hereto, issue to Executive options to purchase 35,000 shares of Class A Common Stock at a purchase price of $10 per share. The Option Agreement will provide, among other things, that Executive shall have the right to require that the Company purchase such options on the fourth anniversary of the Closing for an aggregate purchase price of $500,000.

(b) Expenses. Executive shall maintain his own automobile and shall carry liability insurance in the minimum amount of $300,000. The Company shall reimburse Executive monthly for business use of his automobile at the prevailing IRS rate per mile. Executive shall also be reimbursed monthly for all other reasonable out-of-pocket expenses incurred or paid by Executive while representing the Company or conducting Company business. Executive shall be responsible for maintaining records reasonably satisfactory to support all claimed business usage of his automobile and to substantiate all



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out-of-pocket expenses incurred for which reimbursement is sought and shall furnish such records to the Company in accordance with its policies.

(c) Vacation. Executive shall be entitled to 15 vacation days each calendar year, any or all of which may be carried over into a new calendar year, for a maximum accrual of 30 days. Upon termination of Executive's services under this Agreement, Executive will be paid for unused vacation time earned through the last completed month of service, computed at the rate of ten hours per month.

(d) Indemnification. The Company shall indemnify and hold Executive harmless in accordance with the terms of the Company's certificate of incorporation and bylaws, in each case as in effect on the date hereof.

(e) D&O Insurance. The Company shall maintain directors and officers liability insurance coverage covering Executive in amounts customary for similarly situated companies in the telecommunications industry and with reputable insurers. All such policies shall provide for coverage to Executive on the same terms and conditions applicable to the coverage provided under such policies to the Company's other directors and officers.

4. Nondisclosure of Proprietary and Confidential Information.

(a) Confidential Information. Executive agrees to refrain (whether during or after his employment with the Company) from disclosing or using, except as permitted by this Agreement, any secrets or confidential information with respect to any Covered Entity, including without limitation its trade secrets, patents, affairs, business plans, strategic, commercial or financial information other than information that is or becomes publicly available through no fault of Executive (the "Confidential Information"). Executive may disclose or communicate only such information as is reasonably required or specifically approved by the Board or authorized management personnel of the Company designated by the Board in connection with Executive's services. Confidential Information may be used solely for the benefit of the Company, and Executive shall not make any other use of such information. Executive agrees that all materials relating to the business of any Covered Entity that are provided or made available to Executive, or created by Executive, during the course of Executive's services to the Company shall be and remain the property of the Company and/or the applicable Covered Entity (subject to the terms of any separate agreement between the Company and/or its Parent Companies and the affected Covered Entity), whether or not such materials constitute or contain Confidential Information, and all copies of such materials shall be returned to the Company immediately upon the termination of Executive's services to the Company. In the event that the Company notifies the Executive that it has entered into a confidentiality agreement with a Covered Entity or with any Affiliate of the Company with respect to confidential information to be provided to the Company, the Executive shall comply with such reasonable obligations thereunder as are applicable to the Executive.

(b) Innovations; Inventions. Executive hereby sells, transfers and assigns to the Company all right, title and interest of Executive in and to any and all inventions, ideas, disclosures and improvements of

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any kind or nature whatsoever, whether patented or unpatented, and any and all copyrightable materials, in either case whether made or conceived in whole or in part by Executive alone or together with others, from January 1, 1998 to the date of this Agreement or during the initial term of this Agreement or any renewal term, that (i) relate to any methods, designs, products, processes, apparatus, service or devices sold, leased used or under construction or development by the Company or any of its subsidiaries or affiliates, (ii) relate to the business, functions or operations of the Company or any of its subsidiaries or affiliates or (iii) arise from, in whole or in part, the efforts of Executive on behalf of the Company. Executive will communicate and disclose to the Company promptly all information, data and details pertaining to any inventions, ideas, disclosures and improvements described above, in such form or format as the Company may reasonably request. During the term of this Agreement or any renewal term and thereafter, Executive will execute, acknowledge or deliver to the Company (at the Company's expense) such formal transfers and assignments and such other papers and documents as may be required of Executive to permit the Company to file and prosecute any patent applications to the Company desires to file and prosecute relating to any of the foregoing, and, as to copyrightable material, to obtain copyright thereon.

5. Non-Competition; Non-Solicitation.

(a) In view of the unique value to the Company of Executive's services and because of the Confidential Information to be obtained by or disclosed to Executive as described above, Executive agrees that, during the term of this Agreement and for a period of one year thereafter, provided that this Agreement is not terminated by the Company without Cause or by Executive for Good Reason:

(i) Executive will not directly or indirectly assist or become associated with any wireless voice communications service provider in any business of such provider that competes in any of the markets of any of the Restricted Entities, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of less than 5% of the outstanding voting shares of any publicly traded company);

(ii) Executive will not directly or indirectly solicit for employment or employ any employee of any of the Restricted Entities, unless such solicited person shall have ceased to be employed by any such entity for a period of at least six months; and

(iii) Executive will not directly or indirectly, solicit business from customers of any of the Restricted Entities, provided that the foregoing shall not restrict Executive or any entity with which Executive is associated from soliciting or doing business with any customer of any of the Restricted Entities, if such solicitation does not interfere with any business relationship between such solicited customer and any of the Restricted Entities.

(b) If Executive violates any provision of Section 4 or Section 5(a), the Company shall be entitled to receive from Executive reimbursement for any and all damages caused by such breach, provided that Executive shall not be liable for indirect, special, consequential or punitive damages (it being understood and agreed that this remedy is in addition to, and not a limitation on, any injunctive relief or



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other rights or remedies to which the Company is or may be entitled to at law or in equity). Executive acknowledges and agrees that the Company's (and as applicable, each Restricted Entity's) remedies at law for a breach or threatened breach of any provision of Section 4 or Section 5(a) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and, as to Article 4, each Covered Entity and, as to Article 5, each Restricted Entity, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. As provided in Section 10(b) hereof, the equitable remedies referenced in this Section 5(b) shall be in addition to, and not in substitution for or exclusion of, any other remedies available at law or in equity for any breach of either or both of Sections 4 or 5. Executive and the Company each specifically acknowledge and agree that the provisions of Sections 4 and 5 are for the express benefit of each Covered Entity (in the case of Section 4) and each Restricted Entity and that (i) no waiver, amendment or other modification of Sections 4 or 5 with respect to a Covered Entity or Restricted Entity shall be effective unless it has been consented to in writing by such Covered Entity or Restricted Entity, as the case may be, and (ii) each such Covered Entity and Restricted Entity shall be entitled to enforce the provisions of Section 4 and/or 5 hereof (as appropriate) as fully and with the same rights and effect as if such Covered Entity or Restricted Entity were a signatory party to this Agreement.

(c) If any provisions of Section 4 or Section 5(a) are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included.

6. Noncontravention. The execution, delivery and performance by Executive of this Agreement does not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (ii) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Executive or to a loss of any material benefit to which Executive is entitled under any provision of any agreement or other instrument binding upon Executive, to the extent that any of the foregoing would have a material adverse effect on Executive or would prevent or otherwise render unable Executive to perform his obligations under this Agreement.

7. Termination. This Agreement shall automatically terminate (and the term of this Agreement shall thereupon terminate) upon the occurrence of any one of the following events:

(a) Death of Executive.

(b) If Executive shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a cumulative period of three months in any period of six consecutive months, and no reasonable accommodation being available, upon either party giving the other party not less than 30 days' written notice.

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(c) The Expiration Date or the scheduled expiration date of any renewal or extension thereof in compliance with Section 1(b).

(d) By the Company for Cause.

(e) By Executive for Good Reason. Upon the occurrence of any event or the existence of any condition or circumstance constituting Good Reason, Executive may by notice to the Board, deem a constructive termination of this Agreement to have occurred, whereupon Executive shall be entitled to the compensation set forth in Section 7(b).

(f) Upon not less than 30 days' written notice from Executive to the Company of his voluntary resignation; provided, that such voluntary resignation shall not relieve or release Executive from any breach of this Agreement at or prior to the time of such resignation.

8. Effect of Termination.

(a) Upon termination of this Agreement pursuant to Sections 7(a), (b), (c), (d) or (f), the Company shall compensate Executive (or, in the event of Executive's death, his surviving spouse, if any, or his estate), for (x) accrued but unused vacation time, (y) any base salary earned, but unpaid, for services rendered to the Company on or prior to the date of termination and (z) amounts which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or contract or agreement with the Company, as in effect immediately prior to the date of such termination, (including but not limited to the Purchase Agreement), at or subsequent to the date of termination without regard to the performance by Executive of further services or the resolution of any contingency, but subject to any and all rights, remedies and claims of the Company against Executive.

(b) If Executive resigns for Good Reason or his employment with the Company is terminated without Cause, the Company shall thereupon pay Executive the following amounts as severance benefits: (i) all amounts payable pursuant to
Section 8(a), and (ii) a lump sum equal to (x) if Executive resigns for Good Reason, one year's base salary hereunder plus an amount equal to the most recent annual bonus, if any, received by Executive pursuant to Section 3(a)(ii) or (y) if Executive's employment is terminated without Cause, six months' base salary hereunder plus an amount equal to one-half of the most recent annual bonus, if any, received by Executive pursuant to Section 3(a)(ii).

9. Definitions. As used herein, the following terms shall have the following meanings set forth below:

            "Affiliate" means, with respect to the Company, any person or entity who or which, directly or indirectly, controls, is controlled by, or is under common control with, the Company or NPI.

            "Cause" means (i) Executive's conviction of a felony evidencing criminal dishonesty or moral turpitude, (ii) a willful and material breach of Executive's duty of loyalty to the Company or its

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parent Nextel Partners, Inc. or (iii) after 20 business days following
Executive's receipt of written notice from the Company specifying the particulars in reasonable detail, Executive's failure to comply with or to cure, as applicable, (A) a willful and material refusal to comply with specific written directions of the Board (or specific written directions of the Chief Executive Officer) consistent with Executive's employment agreement with NPI or the Company or any of their respective subsidiaries and capable of being performed by him or (B) a willful and material breach of Executive's duty of due care to the Company.

            "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of NPI.

            "Closing" has the meaning specified in the Purchase Agreement.

            "Covered Entities" means, collectively, the Restricted Entities and such other entities as may from time to time be reasonably agreed to by the Company and the Executive to be Covered Entities hereunder.

            "FCC" means the Federal Communications Commission.

            "FCC Modifications" means changes to the agreements relating to the governance and operation of the Company that are implemented in response to any assertion or finding by the FCC that such agreements constitute an impermissible change of control of the FCC licenses made available by NWIP to the Company thereunder, which changes are implemented in order to cause such agreements to be in compliance with FCC requirements so as to reflect the intent of the parties thereto that no impermissible change of control take place.

            "Good Reason" means (i) a material adverse change in Executive's duties, responsibilities or reporting relationships, (ii) a relocation of Executive's principal office to a location more than 30 miles away from his then current office, (iii) a reduction of salary not agreed to by Executive, or material diminution of other employee benefits (other than any change in employee benefits approved by the Board and implemented in a non-discriminatory fashion with respect to all participating employees), or any other material adverse change in his working conditions, (iv) a material breach by the Company of other obligations under Executive's employment agreement with the Company or a subsidiary of the Company that are not cured after 20 business days following the Company's receipt of a written notification from Executive specifying the particulars in reasonable detail, and (v) from and after the Closing, following the implementation of any FCC Modifications, if NWIP exercises control over day-to-day operating decisions, policy decisions or personnel decisions of the Company pursuant to such FCC Modifications that (before such modifications) would have been decisions made by the Company's management and such control exercised by NWIP is materially more extensive (in the collective reasonable judgment of the Senior Managers then employed by the Company) than that which NWIP could have exercised under the agreements to which NWIP is a party relating to the governance and operation of the Company before giving effect to the FCC Modifications. Notwithstanding the foregoing, a termination with Good Reason under clause (v)

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above shall not be deemed effective until 120 days following written notice by the Executive to the Company of the occurrence of any of the foregoing and only if the foregoing continue to occur as of such 120th day.

            "Joint Venture Agreement" means the Joint Venture Agreement, to be dated the date of the Closing, among Nextel, NPI and the Company.

            "Nextel" means NEXTEL Communications, Inc., a Delaware corporation.

            "NPI" means Nextel Partners, Inc., a Delaware corporation.

            "NWIP" means Nextel WIP Corp., a Delaware corporation and a wholly owned subsidiary of Nextel.

            "Parent Companies" means NPI and any other entity that directly or indirectly owns all or substantially all of the Company's outstanding voting capital stock.

            "Purchase Agreement" means the Restricted Stock Purchase Agreement, dated as of November 20, 1998, between Executive and the Company.

            "Required Build" means the completion of the build out of all Initial Sections (as defined in the Joint Venture Agreement) assigned to the first or second Build Year (as defined in the Joint Venture Agreement), and of any Option Sections (as defined in the Joint Venture Agreement) assigned to the first or second Build Year that are included in the Territory (as defined in the Joint Venture Agreement) through the Company's election under Section 6.2B of the Joint Venture Agreement, but excluding any such Option Sections that are included in the Territory (as defined in the Joint Venture Agreement) as a result of the Company's response to a notice given pursuant to Section 6.2C of the Joint Venture Agreement.

            "Restricted Entities" means, collectively, the Company, Nextel and the Parent Companies and their respective subsidiaries.

            "Scheduled Completion Date" means 60 days after December 31, 2001.

            "Senior Managers" means, collectively, John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee and Mark Fanning.

            "Shares" means the shares of Class A Common Stock purchased by Executive pursuant to the Purchase Agreement.

10. Miscellaneous.

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(a) Merger; Amendment. This Agreement (together with the Purchase Agree ment)
constitutes the entire agreement between the parties with respect to the subject matter hereof, and may be changed, extended or modified only by an agreement in writing signed by the parties.

(b) Assignment. The rights and obligations of the Company in this Agreement shall inure to its benefit and be binding upon its successors in interest (whether by merger, consolidation, reorganization, sale of stock or assets or otherwise), provided that Executive shall not remain bound by this Agreement unless such successor assumes all of the obligations of the Company hereunder. This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives. This Agreement, being for the personal services of Executive, shall not be assignable by Executive. Certain provisions of Section 4 and 5 of this Agreement are, for the purposes specified therein, intended to inure to the benefit of certain affiliates of the Company and to be enforceable separately by them as provided therein.

(c) Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

(d) Arbitration. Except as otherwise provided herein, any controversies or claims arising out of, or relating to this Agreement or the breach thereof, shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association, which decision shall be final and binding on the parties, and judgment upon the award rendered shall be entered in any court having jurisdiction thereof. Any party may demand such arbitration in accordance with the procedures set out in those rules. The arbitration shall be conducted in Seattle, Washington, or such other location as may be mutually agreed upon by the parties. Special, consequential, or punitive damages shall not be awarded by the arbitrator. In the event of any arbitration proceeding hereunder, the Company will (x) pay the fees and expenses of the arbitrator and
(y) advance the Executive's documented out-of-pocket costs (including reasonable counsel fees and expenses) on a current basis, provided, that if Executive is determined not to be the substantially prevailing party on the matters submitted for arbitration (which determination shall be made by the arbitrator and included in his or her decision), Executive will promptly reimburse the Company for any expenses so advanced. Executive acknowledges that the Company is agreeing to make advances to him pursuant to the preceding sentence in consideration of his agreement to reimburse the Company for any such advances to the extent required by the preceding sentence. The Company will in all events pay its own costs (including counsel fees and expenses) in connection with any arbitration proceeding hereunder.

(e) Notices. All notices given hereunder shall be in writing and shall be deemed to have been duly given and received (i) when delivered personally, with receipt acknowledged in writing by the recipient, (ii) on the tenth business day after being sent by registered or certified mail (postage paid, return receipt requested), (iii) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (iv) on the date on which a facsimile is transmitted, in each case to the parties at their respective addresses stated below; provided, that if the intended recipient of any notice hereunder refuses to acknowledge receipt thereof in writing, such notice shall be deemed to have been

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duly given on the date of such refusal. Any party may change its address for notice by giving notice of the new address to the other party in accordance with the provisions of this paragraph.

                           If to the Company:

                           Nextel Partners Operating Corp.
                           4500 Carillon Point
                           Kirkland, WA 98033
                           Attention: General Counsel
                           Facsimile:  425-828-8098

                           with a copy to:

                           Nextel WIP Corp.
                           1505 Farm Credit Drive
                           McLean, VA 22102
                           Attention: General Counsel
                           Facsimile: 703-394-3496

                           If to Executive:

                           John D. Thompson
                           Nextel Partners Operating Corp.
                           4500 Carillon Point
                           Kirkland, WA 98033
                           Facsimile: 425-828-8098

                           and

                           John D. Thompson
                           4624 240th Avenue S.E.
                           Issaquah, WA 98029

(f) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as though such invalid or unenforceable provision were omitted.

(g) Survival. The provisions of Sections 3(d), 4, 5, 8 and 10 shall survive any termination of this Agreement.

(h) Governing Law. This Agreement shall be interpreted according to the internal laws of the State of New York, without regard to choice of law rules that would result in the application of the laws of another State.


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(i) Remedies Cumulative. All rights, powers and remedies provided under this
Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or the beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(j) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                     * * *



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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             NEXTEL PARTNERS OPERATING CORP.



                                             By /s/ John Chapple
                                             ----------------------------------
                                             Name: John Chapple
                                             Title: President and CEO


                                             /s/ John D. Thompson
                                             ----------------------------------
                                             JOHN D. THOMPSON










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